Reading International Announces Date of

2017 Annual Meeting of Stockholders

Los Angeles, California, - (BUSINESS WIRE) – August 16, 2017 – Reading International, Inc. (NASDAQ: RDI) announced today that its 2017 Annual Meeting of Stockholders (the "2017 Annual Meeting") is scheduled to be held at 11:00 a.m. local time, on November 7, 2017 at the Courtyard by Marriott Los Angeles Westside located at 6333 Bristol Parkway, Culver City, California 90230.  The Company intends to commence mailing the notice of the 2017 Annual Meeting and definitive Proxy Statement by the close of business October 9, 2017 to stockholders of record on September 21, 2017.  In addition, once filed the definitive Proxy Statement will be available for viewing on the Company website, www.readingrdi.com/SEC-Filings.

Because the scheduled date of the 2017 Annual Meeting represents a change of more than 30 days from the anniversary of the Company's 2016 Annual Meeting of Stockholders, the Company has set a new deadline for the receipt of stockholder proposals submitted pursuant to the provisions of the proxy rules of the U.S. Securities and Exchange Commission ( the “SEC”) for inclusion in the Company's proxy materials for the 2017 Annual Meeting.  To be considered for inclusion, such stockholder proposals must be received in writing by the Company at our corporate headquarters at 5995 Sepulveda Blvd, Suite 300, Culver City, CA 90230, Attn: S. Craig Tompkins, Stockholder Meeting Secretary, before the close of business on August 28, 2017.

About Reading International, Inc.

Reading International Inc. (NASDAQ: RDI) is a leading entertainment and real estate company, engaging in the development, ownership and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes cinema brands Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and City Cinemas; live theaters operated by Liberty Theatres in the United States; and signature property developments, including Newmarket Village, Auburn Red Yard and Cannon Park in Australia, Courtenay Central in New Zealand and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).

For a detailed discussion of these and other risk factors, please refer to Reading International’s Annual Report on Form 10-K (as amended on Form 10-K/A) for the year ended December 31, 2016 and other filings Reading International makes from time to time with the SEC, which are available on the SEC’s Website (http://www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Reading International does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Contacts:

Reading International, Inc.

Dev Ghose, Executive Vice President & Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

213-235-2240

or

Joele Frank, Wilkinson Brimmer Katcher

Kelly Sullivan or Matthew Gross

212-355-4449

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